EXHIBIT 5.1

[LETTERHEAD OF O’MELVENY & MYERS LLP]

June 30, 2003

Nationwide Health Properties, Inc.

610 Newport Center Drive, Suite 1150

Newport Beach, California 92660

Re:	Issuance of 5,000,000 Shares of Common Stock of Nationwide Health Properties, Inc. pursuant to its Dividend Reinvestment and Stock Purchase Plan

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”) of Nationwide Health Properties, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of 5,000,000 shares of common stock, par value $0.10 per share (the “Shares”). The Shares are being offered by the Company pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan. We are familiar with the proceedings heretofore taken and proposed to be taken by the Company in connection with the authorization, registration, issuance and sale of the Shares.

We are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Shares as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

With respect to the opinion expressed above, we have relied upon the opinion of Venable, Baetjer and Howard, LLP, dated the date hereof, a copy of which has been delivered to you.

We have assumed for the purposes of this opinion that the Shares will not be issued or transferred in violation of any provision or limitation contained in the Company’s Amended and Restated Articles of Incorporation, as amended.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Respectfully submitted,

/s/    O’MELVENY & MYERS LLP